ROHM AND HAAS COMPANY EXECUTES
$1 BILLION ACCELERATED SHARE REPURCHASE

Philadelphia, PA, September 10, 2007 – Rohm and Haas Company (NYSE: ROH) today executed an agreement with Goldman, Sachs & Co. to repurchase $1 billion of its outstanding common stock through an Accelerated Share Repurchase Program.

Under the agreement, Goldman will deliver to Rohm and Haas on September 11, 2007, 16.2 million shares, equal to 90 percent of the shares that would be repurchased at a price of $55.59. The initial number of shares will be adjusted within five to nine months based on the average price of Rohm and Haas Company shares during that five to nine month period. The company does not plan to make any additional stock repurchases during this period.

The $1 billion stock repurchase will be funded with proceeds from today’s issuance of long-term debt at an effective interest rate of 6.2 percent. $1.1 billion in total long-term debt was issued, of which $100 million was used to reduce commercial paper outstanding and pay debt issuance costs. With the addition of this new debt, the company’s debt to total capital ratio has increased to approximately 50 percent, consistent with the shift in the company’s financial policies as announced earlier this quarter. Also, on September 6, 2007, the company expanded its syndicated revolving credit facility which expires in December, 2011 from $500 million to $750 million. The Company has no plans to draw on this facility.

The Accelerated Share Repurchase Program is expected to result in year-end shares outstanding of approximately 197 million, and as noted when the company updated its full-year 2007 earnings guidance on July 24, 2007, is expected to increase earnings per share by $0.02 per share in 2007, representing a full-year impact of $0.09 — $0.13 per share.

Today’s repurchases are part of the $2 billion stock repurchase program authorized by the Rohm and Haas Company Board of Directors on July 16th. The company intends to repurchase the remaining $1 billion of this authorization over 2008-2010, with the timing of the purchases dependent on market conditions. These purchases will be funded from available cash.

“Our share repurchase plan demonstrates our commitment to leverage our financial strength to drive shareholder value, and underscores our confidence in the long-term potential for Rohm and Haas Company,” commented Raj L. Gupta, chairman, president and chief executive officer. “The execution of the Accelerated Repurchase Program today is an important step in the evolution of our capital structure as part of our Vision 2010 strategy for accelerating value creation.”

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.

About Rohm and Haas Company

Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry.  The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006.  Visit www.rohmhaas.com for more information.

CONTACTS:
Investor Relations Andrew Sandifer Director, Investor Relations +1-215-592-3312 asandifer@rohmhaas.com	Media Relations Brian McPeak Corporate Communications +1-215-592-2741 bmcpeak@rohmhaas.com